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EXHIBIT 10.11

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement between Cimarex Energy Co, the successor to Key Production Company, Inc. (the "Employer") and Thomas E. Jorden (the "Employee") is effective as of January 1, 2009.

Recitals

        1.     Effective as of October 25, 1993, Key Production Company, Inc., the predecessor to the Employer, and the Employee entered into an Employment Agreement (the "Agreement").

        2.     The Agreement expired by its terms in November 1996, provided, however, that Article VIII of the Agreement ("Article VIII") provides that if the Employee continues employment with the Company or its successor after the term of the Agreement (which Employee has done) and is terminated without cause following a change of control, Employee is entitled to certain payments upon the change of control of the Employer.

        3.     Article VIII provides for deferred compensation within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which became effective January 1, 2005.

        4.     The Employee and the Employer wish to amend Article VIII in a manner consistent with Code § 409A.

Amendment

        Article VIII shall be amended in its entirety to provide as follows:

ARTICLE VIII
CHANGE OF CONTROL

          Section 8.1.    Change of Control.    If the Employee continues as an employee of the Employer after the term of this Agreement, as provided in Section 1.2, and if during the period of such extended employment the Employee is terminated without cause following a "Change in Control" (as defined below), the Employee shall be entitled to payment (on a date selected by the Company) within 30 days after the closing of the transaction or transactions that constitute the "Change in Control" in a single lump sum of an amount equal to twice the Employee's annual salary at the rate in effect when the Change in Control occurs. The term "Change in Control" as used herein means the occurrence of any of the following events on or after the Effective Date of this Plan, provided that in the event Code section 409A applies to payments under this Plan, a Change of Control shall be deemed to have occurred only if the event is also a change of control within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder or not inconsistent therewith.

          (i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock (the "Common Stock") of the Company (the "Outstanding Company Common stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of paragraph (iii) below; or

          (ii)   During any period of twelve months beginning after the Effective Date, individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director at the beginning of such twelve-month period, whose election, appointment or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  The closing of a reorganization, share exchange or merger (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 40% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

          (iv)  The closing of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

          Section 8.2    Section 409A Compliance.

          (a)   Notwithstanding anything in this Article to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Code section 409A would otherwise be payable or distributable hereunder by reason of the occurrence of a Change in Control or separation from service, such amount or benefit will not be payable or distributable by reason of such circumstance unless (1) the circumstances giving rise to such

  Change in Control or separation from service meet the description or definition of "change in control event" or "separation from service," as the case may be, in Code section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (2) the payment or distribution of such amount or benefit would be exempt from the application of Code section 409A by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "separation from service" or any later date required by subsection (b) below.

          (b)   Notwithstanding anything in this Article to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Code section 409A would otherwise be payable or distributable under this Article by reason of the Employee's separation from service during a period in which the Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Employee's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Employee's death or the first day of the 7th month following the Employee's separation from service.

          Section 8.3    Benefits Under Other Agreement or Plan.    If, upon "separation from service" following a "change in control event" (as each term is defined in section 8.2(a) above), the Employee is entitled to any payment or benefit under any plan of the Employer or any other agreement between the Employer and the Employee, then no amount shall be payable at any time under this Article VIII.

          Section 8.4    Section 409A Savings Clause.    It is the intention of the Employer and the Employee that payments or benefits payable under this Article VIII not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Article VIII shall be construed and administered in accordance with such intent. To the extent such potential payments could become subject to Code Section 409A, the Employer shall be entitled to amend this Article VIII with the goal of giving the Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

        This Amendment to Employment Agreement has been signed this 17th day of December 2008 to be effective as of January 1, 2009.

CIMAREX ENERGY CO.
By:	/s/ F. H. Merelli
Name:	F. H. Merelli
Title:	Chief Executive Officer and President
EMPLOYEE:
/s/ Thomas E. Jorden Thomas E. Jorden

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  EXHIBIT 10.11
Recitals
Amendment